EXHIBIT C

                                                     EXHIBIT 10.7-F

                           STANDARD FINANCIAL, INC.
                         CHANGE IN CONTROL AGREEMENT

               This Change in Control Agreement (this "Agreement") is entered into as of July 28, 1994 (the "Effective
          Date"), by and between Standard Financial, Inc. ("Holding Company") and Randall R. Schwartz ("Executive").

               WHEREAS, Executive has been elected to and has agreed to serve in the position of Vice President and General Counsel for Standard Federal Bank for savings ("SFB"), a wholly owned subsidiary of Holding Company, a position of substantial responsibility;

               WHEREAS, Holding Company considers the establishment and maintenance of sound and vital senior management to be essential to protecting and enhancing its best interests and therefore desires to protect Executive's position therewith for the period provided in this Agreement; and

               WHEREAS, the Board of Directors of Holding Company has considered and approved this Agreement with respect to Executive's employment.

               NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

                           Section 1 - Definitions

               1.1   A "Change in Control" shall mean:

                    (a) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Holding Company or SFB cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new Director was approved by a vote of at least two-thirds of the Board members then still in office who were Board members at the beginning of the period or who were similarly nominated;

                    (b) a change in control of Holding Company or SFB as described in 12 C.F.R. SECTION 574.4(a) occurs;

                    (c) the Board of Directors of Holding Company or SFB adopts a resolution to the effect that a Change in Control of Holding Company or SFB for purposes of this Agreement has occurred;

                    (d) an event of a nature that Holding Company would be required to report in response to item 1(a) of the current report on Form 8-K as in effect on the date of this Agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") occurs;

                    (e)  any "person" (as such term is used in
          Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Holding Company or SFB representing twenty percent (20%) or more of Holding Company's or SFB's outstanding securities, except for any securities purchased by SFB's employee stock ownership plan and trust and any person who becomes a twenty percent (20%) beneficial owner solely as a result of stock repurchases by Holding Company; or

                    (f)   a plan of reorganization, merger,
          consolidation, sale or liquidation of all or substantially all assets of Holding Company or SFB or a similar transaction occurs in which Holding Company or SFB is not the resulting entity.

               1.2 The "Code" shall mean the Internal Revenue Code of 1986, as amended.

               1.3 "Date of Termination" shall mean the date specified in the Notice of Termination.

               1.4 "Disability" shall mean Executive's inability for a period of not less than ninety (90) consecutive days, due to accident or physical or mental illness, to adequately and fully perform the duties required by an employee in Executive's position; provided, however, that Disability for purposes of this Agreement shall not include any Disability which results from Executive's engaging in a criminal enterprise or from Executive's habitual drunkenness, addiction to narcotics or intentionally inflicted injury. If at any time during the Term, the Holding Company Board makes a determination with respect to Executive's Disability, that determination shall be final, conclusive, and binding upon Holding Company, SFB, Executive, and their successors in interest, so long as such determination has a reasonable basis.

               1.5  "Good Reason" shall be deemed to exist if:

                    (a)  within two (2) years after a Change in
          Control, without Executive's express written consent, Executive is assigned any duties inconsistent in any material respect with Executive's positions, duties, responsibilities and status with Holding Company or SFB immediately prior to a Change in Control of Holding Company or SFB; Executive's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control of Holding Company or SFB are changed in any material respect; the Term of this Agreement is not restored to three (3) years under Section 2.1 of this Agreement; or executive is removed from or is not re-elected to any of such positions, except in connection with the termination of Executive's employment (1) for Cause, (2) on account of Disability, (3) as a result of Executive's death, or (4) by Executive other than for Good Reason;

                    (b)  within two (2) years after a Change in
          Control, Holding Company's or SFB's principal executive offices are relocated to a location at least thirty (30) miles from its current location; or Holding Company or SFB requires Executive to be based anywhere other than in the Chicago, Illinois metropolitan area, except for required travel on Holding Company's or SFB's business to an extent substantially consistent with similarly situated executives' business travel obligations;

                    (c)  within two (2) years after a Change of
          Control, Holding Company or SFB reduces in any material respect the base salary of Executive, Holding Company or SFB fails to continue in effect any material benefit or compensation plan, pension plan, life insurance plan, health and accident plan or disability plan in which Executive is participating at the time of a Change of Control (or plans providing Executive with substantially similar benefits), or Holding Company or SFB takes any action which would materially adversely affect Executive's participation in or materially reduce Executive's benefits under any benefit plan maintained by Holding Company or SFB or deprive Executive of any material fringe benefits;

                    (d) Holding Company and SFB fail to obtain the assumption of all obligations under the Agreement by any successor as contemplated in Section 2.3 of the Agreement; or

                    (e)  within two (2) years after a Change in
          Control, Executive's employment is purported to be terminated in a manner which is not pursuant to a Notice of Termination satisfying the requirements of Section 2.5 of this Agreement.

               1.6  The "Holding Company Board" shall mean the
          Board of Directors of Holding Company.

               1.7 "Notice of Termination" shall mean a notice, from Holding Company or from Executive, which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and shall state the effective date of the termination.

               1.8  Termination for "Cause" by Holding Company of
          Executive's employment under this Agreement shall have the same meaning as it does in 12 C.F.R SECTION 563.39, and shall include termination because of:

                    (a) The intentional and substantial failure by Executive to perform Executive's duties with Holding Company or SFB (other than any such failure resulting from incapacity due to physical or mental illness); or

                    (b)  Executive's personal dishonesty,
          incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or cease-and-desist order or material breach of any provision of this Agreement.

               Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a written notice of the intention to terminate his employment for Cause specifying the grounds for such termination, providing a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Holding Company Board his position regarding any dispute relating to the existence of such Cause.

                               Section 2 - Term

               2.1 Term. Subject to extension in accordance with this Section 2, the term of this Agreement (the "Term") shall be the three-year period beginning on July 28, 1994 (the "Effective Date") and ending on July 27, 1997. On or before each anniversary of the Effective Date (each an "Anniversary Date"), the Holding Company Board shall review Executive's performance under this Agreement to determine whether Holding Company desires that the Term of this Agreement be restored to three (3) years. If the Holding Company Board recommends, then the then-remaining Term of this Agreement shall be restored to the three-year term beginning on such Anniversary Date.

               2.2 Compensation Upon Termination For Good Reason or Following Change in Control.

                    (a) If: (i) Executive terminates employment and Good Reason exists; (ii) any of the events constituting a Change in Control shall have occurred and Executive's employment is terminated within two (2) years thereafter other than by reason of (A) Executive's death or Disability, or (B) termination for Cause; or (iii) any of the events constituting a Change in Control shall have occurred and Executive's employment is terminated by Executive within one (1) year after a Change in Control; then Executive shall receive as severance compensation in a lump sum (discounted to present value from the date such amounts would have been paid if Executive's employment had continued for three (3) years from the date of such termination using the interest rate then applicable to newly issued fixed rate three-year certificates of deposit at SFB, Chicago, Illinois) on the thirtieth day following the Date of Termination:

                    I.   the unpaid balance of Executive's full
                         Base Compensation through the Date of
                         Termination at the rate in effect at the time Notice of Termination is given; plus

                    II.  an amount equal to Executive's full Base
                         Compensation for three (3) years at the
                         rate in effect as of the Date of
                         Termination; plus

                    III. an amount, if any, equal to three (3)
                         times the Executive's highest Bonus
                         Compensation paid in either of the two (2) previous years.

                    (b) In addition to the severance benefits set forth in I, II and III above, Holding Company shall: (x) pay all legal fees and expenses incurred by Executive resulting from termination (including all such fees and expenses, if any, incurred in contesting any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); and (y) to the extent that Executive's continued participation is possible under the general terms and provisions of such plans and programs, maintain in full force and effect, for the continued benefit of Executive for the remaining Term after the Date of Termination and, in the case of medical insurance, until such time as Executive is covered by Medicare or another comparable insurance program, all employee benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination. If Executive's continued participation in any such plan or program is barred, Holding Company shall arrange to provide Executive with benefits substantially similar or, if that is not possible, of equal value, to those which Executive was entitled to receive under such plans and programs. At the end of the period of coverage, Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance policies owned by Holding Company and/or SFB relating specifically to Executive.

                    (c)  Executive shall not be required to
          mitigate the amount of any payment provided for in this
          Section 2.2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
          Section 2.2 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination or otherwise.

               2.3 Successors of Holding Company. Holding Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Holding Company or SFB, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Holding Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Holding Company" shall mean Holding Company as hereinbefore defined and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               2.4  Payment Adjustment.  If the independent
          accountants acting as auditors for Holding Company on the date of a Change in Control (or another accounting firm designated by the parties) determine, in consultation with legal counsel acceptable to the parties, that any amount payable to Executive by Holding Company under this Agreement, or any other plan or agreement under which Executive participates or is a party, would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, and any regulations thereunder, and be subject to the "excise tax" imposed by Section 4999 of the Code, Holding Company shall pay to Executive the amount of such excise tax and all federal and state income or other taxes with respect to the payment of the amount of such excise tax, including all such taxes with respect to any such additional amount. If at a later date, the Internal Revenue Service assesses a deficiency against Executive for the excise tax which is greater than that which was determined at the time such amounts were paid, if any, Holding Company shall pay to Executive the amount of such excise tax plus any interest, penalties and professional fees or expenses, incurred by Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. Holding Company shall withhold from any amounts paid under this Agreement the amount of any excise tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any supplemental compensation paid under this
          Section 2.4 shall be made by the independent public accountants then regularly retained by Holding Company, in consultation with legal counsel acceptable to the parties. Holding Company shall pay all accountant and legal counsel fees and expenses.

               2.5  Notice of Termination.  Any termination by
          Holding Company or by Executive shall be communicated by written Notice of Termination to the other party hereto.

                          Section 3 - Miscellaneous

               3.1 Notice. Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given for all purposes if mailed by certified mail, postage prepaid and return receipt requested, addressed to the intended recipient at the following address (or at such other address as either party may designate in writing to the other party by certified mail as described above):

                    If to Holding Company:

                    Standard Financial, Inc.
                    800 Burr Ridge Parkway
                    Burr Ridge, Illinois  60521-6486

          All notices to Holding Company shall be directed to the attention of the President with a copy to the Treasurer.

                    If to Executive:

                    Randall R. Schwartz
                    _________________________
                    _________________________

               3.2 Headings. The headings used in this Agreement have been included solely for ease of reference and are not to be construed in any interpretation of this Agreement.

               3.3 Entire Agreement. This instrument contains the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all prior understanding with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. No modification or addition to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

               3.4  Governing Law.  This Agreement shall be
          governed by and construed in accordance with the laws of the State of Illinois.

               3.5 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a home office selected by Executive within fifty (50) miles from the location of Holding Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

               In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement and all fees and expenses incurred in seeking to obtain or enforce the rights and benefits provided by this Agreement.

               3.6 Benefit. This Agreement shall inure to the benefit of and shall be binding upon Holding Company, its successors and assigns, and this Agreement shall not be assignable by Executive.

               3.7  Severability.  If any provision of this
          Agreement is held to be invalid, illegal or unenforceable in any respect, the validity and enforceability of all other applications of that provision and of all other provisions and applications hereof shall not in any way be affected or impaired.

               3.8 Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of Holding Company. The failure of Holding Company or Executive at any time or times to enforce its rights under the Agreement strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

               3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

                                   STANDARD FINANCIAL INC.

                                   By: _______________________
                                   Title:_____________________


                                   RANDALL R. SCHWARTZ


                                   ___________________________